Exhibit 99.1

OPKO Biologics. is a clinical stage public company developing biobetter long acting versions of existing therapeutic proteins utilizing a technology called CTP MOD -4023 Once weekly treatment at three different doses demonstrated a pronounced PK and PD dose dependent response. MOD-4023 once-weekly treatment provided an excellent and extended PK and PD profile compared to daily hGH which was maintained for 7 days The changes observed in IGF-1 and IGF-BP3 demonstrate adequate stimulation of the GH-IGF-1 axes which were shown to be comparable to that observed with daily hGH treatment. MOD-4023 Single Weekly Injection supports once weekly injection in pediatric GHD population and therefore can potentially promote proper growth The technology involves fusion of the C terminus peptide of hCG to one or both ends of the target protein. The technology was clinically validated and proven as a safe and efficient way for increasing the half-life of several therapeutic proteins while maintaining their biological activity Randomized, comparator-controlled Phase 2 study was conducted in up to 56 pre-pubertal, naïve GHD children receiving one of three MOD-4023 doses as once-weekly regimen (0.25, 0.48, 0.66mg/Kg per week) or daily hGH (34ìg/Kg/day) as comparator arm in subcutaneous injections. In order to introduce naïve patients to the allocated MOD-4023 dose in a gradual manner, a stepwise dose increase approach was implemented. All patients randomized to receive one of the three MOD-4023 doses started treatment for 2 weeks with the low MOD-4023 dose and based on the patient’s dose allocation, followed by a dose increase to the next dose level every two weeks until the final allocated dose was reached. Subsequently to the second dose administration of the targeted dose MOD-4023, GH, IGF-1 and IGF-BP3 concentrations were measured and PK-PD analysis was conducted utilizing a population based approach. Patients Baseline Values PK/PD PERIOD DOSE 1 SCREENING = 4 weeks Randomization MOD-4023 Genotropin® C 1 C 2 C 3 C 4 DOSE 1 DOSE 2 DOSE 2 DOSE 3 DOSE 1 INTERIM ANALYSIS DOSE 1 DOSE 2 DOSE 3 MONTHS 1-6 2 WEEKS 2 WEEKS MONTHS 7-12 FINAL ANALYSIS DOSE 2 = 0.48 mg/kg DOSE 1 = 0.25 mg/kg DOSE 3 = 0.66 mg/kg 2 WEEKS 1.0 10.0 100.0 1000.0 0 50 100 150 200 MOD-4023 Serum Level (ng/ml) Hour post dosing Cohort 1 Cohort 2 Cohort 3 0.0 5.0 10.0 15.0 20.0 0 2 6 16 24 ng/ml Hours post dosing Average MOD-4023 Weekly PK Profile Average hGH Daily PK Profile UnitsMOD-4023hGHC1 C2C3C4 T1/2hr 21.1 23.127.4 3.6 Tmax hr 121282 Cmaxng/ml 657.3 810.2 766.2 15.6 AUC 0- inf_obsng/ml*hr13502.4 20859.3 25140.9 127.5 Cl/F_obs (mg/kg)/(ng/ml) /hr1.85E-052.30E-052.63E-052.66E-04